UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2009 (April 13, 2009)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Madison Avenue New York, NY, USA (Address of Principal Executive Offices)	10022 (Zip Code)

(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on November 1, 2008, Erez I. Meltzer was appointed Chief Executive Officer of Gadot Chemical Tankers and Terminals Ltd. (“Gadot”), a wholly-owned subsidiary of Ampal-American Israel Corporation (the “Company”). On April 13, 2009, Mr. Meltzer entered into an employment agreement with Gadot, dated as of April 13, 2009 (the “Agreement”). Pursuant to the Agreement, Mr. Meltzer will be entitled to a monthly salary of NIS 157,625 (approximately $37,782) (the “Base Salary”) and an annual bonus equal to 2% of the pre-tax annual operating profit for Gadot, as determined under International Financial Reporting Standards rules.

Pursuant to the Agreement, Gadot will grant Mr. Meltzer options to purchase 3,565,228 shares of capital stock of Gadot (the “Options”), representing approximately 5% of Gadot’s outstanding shares, which shall vest as follows: Options for 376,336 shares are immediately vested and, Options for 227,778 shares shall vest at the end of each calendar quarter. The Options shall expire on the date (the “Option Expiration Date”) which is earlier of (x) April 12, 2014 or (y) 90 days after the termination of Mr. Meltzer’s employment. Mr. Meltzer may exercise such Options only upon the occurrence of: (i) the public issuance of shares of capital stock of Gadot; (ii) a merger between Gadot and another company, provided that such company did not control Gadot prior to the merger; (iii) a change of control of Gadot; or (iv) the cessation of Gadot’s commercial activities (each an “Entitling Transaction”). The exercise price of the Options shall be a price per share equal to NIS 488,179,254 (approximately $117,013,244) divided by the number of shares of Gadot outstanding as of the date of the Agreement (the “Exercise Price”).

At any time prior to the Option Expiration Date, Mr. Meltzer shall have the option (the “Put Option”) to sell to Gadot the vested Options for an amount equal to the Current Price per share less the Exercise Price. “Current Price” is based on a valuation of Gadot using a fixed multiple of EBITDA less the net sum of certain financial obligations (as more specifically set forth in the Agreement).

If an Entitling Transaction occurs before October 30, 2012, the Put Option price per share will be the higher of the Current Price or the share price as valued in the Entitling Transaction. Beginning on the date of the initial exercise of a Put Option through the second anniversary of the Option Expiration Date, if and when Gadot generally pays a dividend, Gadot shall pay Mr. Meltzer an amount equal to the dividends that would have been paid on the number of shares covered by the Options sold to Gadot pursuant to the exercise of his Put Option as if Mr. Meltzer still owned such shares. If no Entitling Transaction has occurred by the Option Expiration Date, then Gadot shall be entitled to purchase from Mr. Meltzer all of the vested Options that have not been sold pursuant to the Put Option for an amount equal to the Current Price less the Exercise Price.

Under the Agreement, Mr. Meltzer shall be entitled to sick leave and a certain number of paid vacation days, as well as the use of a car, mobile phone, telephone expenses, and stipends for traveling out of the country from time to time, each to be paid for by Gadot. In addition, Mr. Meltzer shall be entitled to certain severance, retirement and other benefits that are customary in Israel for employees in comparable positions and which shall be provided for in part by contributions made by Gadot and in part by contributions made by Mr. Meltzer.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On April 13, 2009, the Stock Option and Compensation Committee of the Board of Directors of the Company approved a monthly salary equal to NIS 120,000 (approximately $28,763) to be paid by Gadot to Yosef A. Maiman, the President, CEO and Chairman of the Company, for his service as Chairman of Gadot, which began on January 1, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

EXHIBIT	DESCRIPTION
10.1	English Translation of Hebrew Language Employment Agreement between Gadot Chemical Tankers and Terminals Ltd. and Erez I. Meltzer, dated April 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: April 13, 2009	By:	/s/Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President – Investments and Corporate Affairs

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
10.1	English Translation of Hebrew Language Employment Agreement between Gadot Chemical Tankers and Terminals Ltd. and Erez I. Meltzer, dated April 13, 2009.